Exhibit 16.1

April 26, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 26, 2010 of Blue Gem Enterprise (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas